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Exhibit 99.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
IN AND FOR NEW CASTLE COUNTY

BERNICE FEIN,	:
:
Plaintiff,	:	C.A. No.: 20537-NC
:
v.	:	AMENDED CLASS ACTION:
	:	COMPLAINT
METHODE ELECTRONICS, INC.,	:
WARREN L. BATTS, WILLIAM C.	:
CROFT, DONALD W. DUDA, WILLIAM	:
T. JENSEN, JAMES W. McGINLEY,	:
ROBERT R. McGINLEY, ROY M.	:
VAN CLEAVE, GEORGE C. WRIGHT,	:
DOUGLAS A. KOMAN, ROBERT J.	:
KUEHNAU, and JAMES F. McQUILLEN,	:
:
Defendants.	:

        Plaintiff, Bernice Fein ("Fein"), on her own behalf and on behalf of a class of plaintiffs as defined below to be fixed, by way of Amended Complaint against defendants, Methode Electronics, Inc. ("Methode"), Warren L. Batts, William C. Croft, Donald W. Duda, William T. Jensen, James W. McGinley, Robert R. McGinley, Roy M. Van Cleave, George C. Wright, Douglas A. Koman, Robert J. Kuehnau, and James F. McQuillen, hereby alleges as follows.

INTRODUCTION

        1.     This is a class action lawsuit brought by plaintiff Fein on behalf of the public holders of a class consisting of Class B common stock of Methode (the "Class"). Plaintiff claims that the Methode Board of Directors (the "Board") and certain of its officers breached their fiduciary duties owed to the Class when they caused Methode to enter into a "Lock-Up" Agreement with the William J. McGinley marital trusts and certain McGinley family members (the "McGinley Stockholders")—the holders of a majority of Methode's Class B common stock. As a consequence of their Class B holdings, the McGinley Stockholders are controlling stockholders of Methode.

        2.     The primary purpose of the Lock-Up Agreement was to entrench the current Board in office, and to prevent the Class B shareholders from tendering their shares to Dura Automotive Systems, Inc. ("Dura")—a company which offered a share price for the Class B shares that was 112.3% higher than the price offered by Methode in the Lock-Up Agreement.

        3.     The Lock-Up Agreement also provided the McGinley Stockholders additional consideration not shared with the public stockholders, in the form of, inter alia, immediate liquidity in respect of the shares repurchased and indemnification rights.

        4.     The Lock-Up Agreement constituted a violation of defendants' fiduciary duties to the Class B shareholders in several respects. First, the Lock-Up Agreement failed to maximize the return on investment to both Methode's Class A and Class B shareholders. In fact, the Dura offer was significantly higher than the Methode offer in the Lock-Up Agreement. Second, the Lock-Up Agreement constituted a coercive and preclusive defensive device that was not proportionate to any reasonably perceived threat to Methode or its corporate policy. Indeed, neither the Board nor the Methode officers had reasonable grounds to believe that any danger existed to corporate policy—the only actual danger was that 75% of the Board would be removed from office if Dura's tender offer was accepted. The Board's desire to entrench themselves is further evidenced by the fact that, even though the Board knew that another company was interested in purchasing the Class B shares, neither the Board nor the Special Committee of the Board formed to consider Methode's Tender Agreement with the McGinley Stockholders ever met with Dura and, instead, the Board members "locked-up" their control of the company over a weekend. Finally, because the Dura tender offer was clearly "superior" to the Methode offer, as defined in the Lock-Up Agreement, defendants breached their duties of care and loyalty by failing to properly exercise the "fiduciary out" clause therein.

        5.     As a result of defendants' misconduct, plaintiff is seeking injunctive and equitable relief, as well as money damages.

THE PARTIES

        A.    The Representative Plaintiff And Proposed Class Of Plaintiffs

        6.     Plaintiff Fein is a resident of Maple Shade, New Jersey. At all relevant times, Fein has owned shares of Methode's Class B common stock.

        7.     The proposed Plaintiff class consists of all persons, corporations, partnerships, unincorporated associations, or other entities who beneficially owned shares of Class B Methode common stock between July 17, 2003 and August 13, 2003.

        8.     The proposed class is so numerous that joinder of all members is impracticable, insofar as 337,305 shares of Methode Class B common stock are outstanding, of which over 155,000 shares are held by the members of the Class. The shares of Class B common stock held by the members of the Class are owned by hundreds, if not thousands, of individuals residing in many states.

        9.     There are questions of law and/or fact common to plaintiff and to the proposed Class, including the liability of defendants to Plaintiff, and the interpretations and application of state law.

        10.   The claims of Plaintiff Fein are typical of the claims of the proposed Class members.

        11.   The defenses of defendants to Plaintiff Fein's claims are typical of the defenses available against each member of the proposed Class.

        12.   The representative Plaintiff will fairly and adequately protect the interests of the proposed Class.

        13.   A class action is superior to other available methods for the fair and efficient adjudication of the issues in dispute.

        B.    The Defendants

        14.   Defendant Methode is a Delaware corporation with a principal place of business at 7401 West Wilson Avenue, Chicago, Illinois 60706-4548. Methode is a global manufacturer of component and subsystem devices. Methode designs, manufactures, and markets devices employing electrical, electronic, wireless, sensing and optical technologies. Methode's components are found in the primary end markets of the automotive, communications, aerospace, rail and other transportation industries, as well as the consumer and industrial equipment markets.

        15.   At all times relevant herein, defendant Warren L. Batts was a director of Methode and a beneficial owner of Class A shares of Methode's common stock. Batts was also a member and Chairman of the Special Committee that was initially formed to consider Methode's Tender Agreement with the McGinley Stockholders.

        16.   At all times relevant herein, defendant William C. Croft was a director of Methode and a beneficial owner of Class A shares of Methode's common stock. Croft was also a member of the Special Committee that was initially formed to consider Methode's Tender Agreement with the McGinley Stockholders.

        17.   At all times relevant herein, defendant Donald W. Duda was an officer and director of Methode and a beneficial owner of Class A shares of Methode's common stock.

        18.   At all times relevant herein, defendant William T. Jensen was a director of Methode and a beneficial owner of Class A shares of Methode's common stock.

        19.   At all times relevant herein, defendant James W. McGinley was a director of Methode and a beneficial owner of both Class A and Class B shares of Methode's common stock.

        20.   At all times relevant herein, defendant Robert R. McGinley was a director of Methode and a beneficial owner of both Class A and Class B shares of Methode's common stock.

        21.   At all times relevant herein, defendant Roy M. Van Cleave was a director of Methode and a beneficial owner of both Class A and Class B shares of Methode's common stock.

        22.   At all times relevant herein, defendant George C. Wright was a director of Methode and a beneficial owner of both Class A and Class B shares of Methode's common stock. Wright was also a member of the Special Committee that was initially formed to consider Methode's Tender Agreement with the McGinley Stockholders.

        23.   At all times relevant herein, defendant Douglas A. Koman was an officer of Methode and a beneficial owner of Class A shares of Methode's common stock.

        24.   At all times relevant herein, defendant Robert J. Kuehnau was an officer of Methode and a beneficial owner of Class A shares of Methode's common stock.

        25.   At all times relevant herein, defendant James F. McQuillen was an officer of Methode and a beneficial owner of Class A shares of Methode's common stock.

FACTUAL BACKGROUND

        A.    Methode's Corporate Structure And Ownership

        26.   Methode maintains two separate classes of common stock—Class A common stock and Class B common stock. Both classes of common stock are registered for sale with the Securities Exchange Commission ("SEC") pursuant to the Securities Exchange Act of 1934, and are publicly-traded on the NASDAQ.

        27.   According to Methode's corporate structure, the beneficial owners of Class A common stock hold approximately 99% of the equity in Methode and are entitled to elect 25% of the Board. The beneficial owners of Class B stock hold approximately 1% of the equity in Methode and are entitled to elect 75% of the Methode Board. Thus, the Class B stockholders control a majority of the Board.

        28.   At all times relevant herein and prior to a sale of 750,000 Class B shares as described herein, the McGinley Stockholders owned approximately 87.5% of the Class B shares of Methode, and therefore controlled the election of 75% of the Board. The McGinley Stockholders also own shares of Class A common stock.

        29.   As a result of their ownership of both classes of shares, the McGinley Stockholders had the ability to control approximately 21% of the voting power of the Class A common stock and Class B common stock on matters where both classes voted together, even though the shares of Class B common stock held by the McGinley Stockholders represented only approximately 2.6% of the total number of shares of the outstanding common stock.

        B.    Methode Enters Into A Tender Agreement With The McGinley Stockholders

        30.   In December 2001, the McGinley Stockholders approached the Methode Board regarding a possible sale of their Class B common stock.

        31.   In response, the Board adopted resolutions creating a Special Committee to negotiate on behalf of Methode. The Special Committee consisted of directors elected by the holders of Methode's Class A common stock—defendants Batts, Wright and Croft, with Batts serving as Chairman.

        32.   Following the initial contact by the McGinley Stockholders, over the next six months, the Special Committee negotiated with the McGinley Stockholders towards a buyout of their Class B shares.

        33.   On August 20, 2002, Methode publicly announced that it had entered into an agreement ("Tender Agreement") with the McGinley Stockholders, by which Methode would make a tender offer to purchase all of Methode's outstanding shares of Class B common stock, at a price per share of $20.00, in cash. The Tender Agreement was subject to certain conditions, principally, that less than 100,000 Class B shares would remain after the tender, with the result that holders of Class B shares would no longer be entitled to elect 75% of the Board.

        34.   Shortly thereafter, in September 2002, a group of Methode Class A shareholders filed a Complaint against Methode and all of its directors in the Delaware Court of Chancery ("Class A lawsuit"). The Class A lawsuit sought injunctive and other equitable relief with respect to the proposed Tender Agreement.

        35.   On December 26, 2002, Methode and the McGinley Stockholders executed an amendment to the Tender Agreement, which provided that Methode would call a special meeting of its Class A stockholders for the purpose of obtaining their approval of the proposed Tender Agreement. The amendment also extended—from March 31, 2003 to May 31, 2003—the date after which the Tender Agreement could be terminated by either Methode or the McGinley stockholders in the event that Methode did not complete the tender offer.

        36.   On March 17, 2003, Methode announced that it had signed a Memorandum of Understanding ("Memorandum") with the plaintiffs in the Class A lawsuit, relating to the proposed Tender Agreement.

        37.   Pursuant to the terms of the Memorandum, Methode agreed to proceed with the proposed Tender Agreement if, and only if, the tender offer was approved by a majority of the shares of its Class A common stock (excluding shares held by the McGinley family members and their affiliates) at a special meeting to be called for that purpose. Methode also agreed that, in the event that it consummated the tender offer, it would declare a special dividend of $.04 per Class A share to the Class A stockholders, within sixty (60) days.

        C.    Dura Automotive Systems, Inc. Makes A Tender Offer For Methode's Class B Shares

        38.   During May 2003 and June 2003, representatives of Dura, the world's largest independent designer and manufacturer of cockpit sub-systems for the global automotive industry, expressed an interest in acquiring all of Methode's Class B shares. Dura was familiar with Methode's operations in that Dura purchased electronic components from Methode for use in some of its products.

        39.   After tentatively scheduling a meeting with the McGinley Stockholders for June 11, 2003, Dura was subsequently informed that the McGinley Stockholders were prohibited from speaking to Dura under the terms of the Tender Agreement. However, at that time, the McGinley Stockholders could have terminated the Tender Agreement because Methode's tender offer had not been completed on or prior to May 31, 2003. Thus, the McGinley Stockholders were not restricted by its terms.

        40.   On June 10, 2003, Methode filed a definitive proxy statement with the SEC for the purpose of soliciting proxies in connection with a special meeting of eligible Class A stockholders, to be held on July 10, 2003. The purpose of the special meeting was for the Class A stockholders to consider the Methode Tender Agreement.

        41.   On July 2, 2003, Dura's chief executive officer, Lawrence A. Denton ("Denton"), informed Methode's president, defendant Donald W. Duda, of Dura's interest in acquiring Methode's Class B shares. In addition, Dura's chief financial officer, David R. Bovee ("Bovee"), attempted to contact members of the Special Committee. Bovee's efforts, however, were not successful.

        42.   On July 3, 2003, Dura issued a press release, announcing its plans to commence a tender offer for all of the outstanding Class B common stock of Methode at a price of $23.00 per share, in cash.

        43.   That same day, Methode announced that its Board would meet to evaluate and respond to Dura's cash tender offer for the Class B stock. In that press release, and obviously before any reasonable investigation into the terms of Dura's offer had been or could have been conducted, Batts, the Chairman of the Special Committee and a Class A shareholder, stated that he did "not believe that the planned tender offer by Dura is in the best interests of Methode's A stockholders."

        44.   On July 8, 2003, Dura, through its wholly-owned subsidiary, MEI Investment Corp. ("MEI"), commenced its tender offer for the Class B shares. In that regard, Denton delivered a letter to the Board in which he reiterated Dura's intention to purchase all of the shares of the Methode Class B common stock for a price of $23.00 per share. Dura further informed the Methode directors that, if the offer was consummated, it would instruct its representatives on the Board, subject to the proper exercise of their fiduciary duties, to support a special dividend to the holders of Methode's Class A common stock, in an amount not less than $.04 per share. Dura also requested that the Methode directors take any action necessary to render Section 203 of the Delaware General Corporation Law inapplicable.

        45.   On July 9, 2003, defendant Roy Van Cleave, a director of Methode and a beneficial owner of both Class A and Class B shares of Methode's common stock, contacted attorneys for the Special Committee on behalf of the McGinley Stockholders. Van Cleave reported that the McGinley Stockholders were interested in meeting with the Special Committee to discuss further amendments to the Methode Tender Agreement in light of the Dura offer.

        46.   On July 10, 2003, James McGinley met with Van Cleave, Batts, attorneys for the Special Committee, and attorneys for Methode to discuss the Dura offer and potential amendments to the Methode Tender Agreement. On information and belief, at that meeting or shortly thereafter, the Special Committee and/or their representatives advised McGinley and/or representatives of the McGinley Stockholders that Methode would consider initiating legal action against the McGinley Stockholders if they pursued the offer from Dura. On information and belief, the Special Committee and/or their representatives also informed representatives of the McGinley Stockholders that Methode would consider alternatives to the Tender Agreement if, but only if, the Dura offer was not pursued.

        47.   That same day, July 10, 2003, Methode announced that it had adjourned its special meeting of eligible Class A stockholders to consider the Methode Tender Agreement, and that the meeting would be reconvened on July 24, 2003.

        48.   On July 14, 2003, representatives of the McGinley Stockholders informed Methode that the McGinley Stockholders were terminating the Tender Agreement, dated August 19, 2002, and as amended on December 26, 2002.

        49.   On July 17, 2003, Dura's representatives, Denton and Bovee, met with James McGinley and Robert McGinley, each co-trustees of the McGinley Trusts, and with Manish C. Shah, a special fiduciary of the McGinley Trusts, to discuss Dura's tender offer.

        D.    Methode Enters Into A "Lock-Up" Agreement With The McGinley Stockholders

        50.   Unbeknownst to Dura, on Friday, July 18, 2003, representatives of the McGinley Stockholders, Methode and the Special Committee finalized the terms of a Lock-Up Agreement, pursuant to which the McGinley Stockholders agreed to sell 750,000 of their Class B shares to Methode, for $22.75 per share and not to transfer any of their Methode shares to any other person.

        51.   The McGinley Stockholders also agreed to vote their remaining shares -approximately 54% of the outstanding Class B shares remaining after the repurchase—in favor of a merger of the Class B shares with the Class A shares, by which all remaining holders of Class B shares would receive $23.55 per share. The practical effect of the transaction was that, upon shareholder approval of the merger, Methode would have paid an overall blended price for all of the Class B stock of $23.00 per share, equal to the initial Dura tender offer. Because the McGinley Stockholders continued to hold a majority of the Class B shares even after the sale of 750,000 shares, Dura's tender was precluded from being successful, and the remaining Class B shareholders were effectively rendered minority shareholders under the Lock-Up Agreement.

        52.   Also, on July 18, 2003, the Special Committee purportedly resolved to recommend that the Board not approve the Dura offer for purposes of Section 203 of Delaware General Corporation Law. The Special Committee also adopted a resolution recommending that Board approve the Lock-Up Agreement with the McGinley Stockholders, which the Board did Sunday evening, July 20, 2003.

        53.   The Lock-Up Agreement purports to contain a "fiduciary-out" provision to permit the Board or the Special Committee to enter into discussions or negotiations with respect to any unsolicited bona fide offer if (a) the Board determined that the acquisition would constitute a "superior offer" and such action was necessary for the Board to comply with its duties to the stockholders under applicable law; (b) the Special Committee determined in good faith that such acquisition proposal would, if consummated, be fair to, and in the best interests of, Methode's stockholders; and (c) prior to taking such action, Methode received from such person an executed confidentiality agreement in reasonably customary form.

        54.   The Lock-Up Agreement however improperly defined a "superior offer" specifically to exclude the Dura offer or any other offer directed to the Class B stockholders, and therefore improperly precluded the Board from fully informing itself with regard to all available alternatives, including the Dura offer.

        55.   As consideration for the Lock-Up Agreement, Methode also agreed to indemnify the McGinley Stockholders from, and against, attorneys' fees and expenses arising out of any third-party claim alleging any wrongful action or inaction by any such person in connection with the authorization on execution, delivery and performance of the agreement by the McGinley Stockholders, except to the extent that such person engaged in intentional misconduct or acted in bad faith in connection with any such claim.

        56.   Pursuant to the Lock-Up Agreement, Methode also entered into a Merger Agreement, by which Methode Merger Corporation ("Methode Corp."), a Delaware corporation wholly owned by Methode, will eventually merge with and into Methode, with Methode as the surviving corporation in the merger.

        57.   Moreover, as a result of the merger, (a) each share of Class B stock will be converted into the right to receive $23.55 per share in cash, without interest; (b) each share of Class A stock will be converted into one share of new Methode common stock; and (c) each issued and outstanding share of capital stock of Methode Corp. will be canceled.

        58.   Pursuant to the terms of the Lock-Up Agreement, on July 21, 2003, Methode paid the McGinley Stockholders $17,062,500 in cash for their 750,000 shares of Class B stock, which shares Methode then retired and returned to the status of authorized but unissued shares. Methode then publicly announced the terms and conditions of the Lock-Up Agreement.

        59.   Prior to entering into the Lock-Up Agreement, neither the McGinley Stockholders, the Special Committee, nor any other representative of the Methode Board informed Dura of the terms of the Lock-Up Agreement, nor did they provide Dura with any opportunity to amend, or in any way engage in negotiations with respect to, its tender offer for the Class B shares.

        60.   On July 23, 2003, Methode announced that it had canceled its special meeting of eligible Class A stockholders, scheduled to reconvene on July 24, 2003. The purpose of the meeting had been to vote on the Methode Tender Offer.

        61.   On July 30, 2003, Methode announced that it had reached a revised settlement in the Class A shareholder lawsuit, pursuant to which Methode again agreed to declare and pay a special dividend of $.04 per Class A share to the Class A shareholders, within sixty (60) days following the merger set forth in the Lock-Up Agreement. That settlement is currently pending, subject to Court approval.

        62.   Dura responded on July 31, 2003, informing Methode that Dura would be amending its tender offer in light of the Lock-Up Agreement. In particular, Denton informed the Board that Dura would increase its tender offer price for all of Methode's outstanding Class B common stock to $50.00 per share. In addition, after completing its purchase of the Class B shares, Dura would fund a special dividend payable to Methode's Class A stockholders of $.35 per share, and would instruct its representatives on the Board, subject to the proper exercise of their fiduciary duties, to support an additional dividend by Methode of $.26 per share, for a total dividend of $.61 per share. Dura also waived the condition to its offer regarding the inapplicability of Section 203 of the Delaware General Corporation Law. Dura also stated that, after completing the purchase of the Class B shares, it would be willing to enter into a corporate governance agreement designed to protect the Company's Class A shareholders.

        63.   Dura officially filed its supplemental tender offer with the SEC on August 4, 2003. Dura's tender offer price of $50.00 per share was 112.3% higher than the $23.55 per share price set forth in the Lock-Up Agreement, and the total special dividend proposed by Dura was over 15 times greater than the dividend that Methode agreed to pay in the Lock-Up Agreement.

        64.   In response to Dura's revised tender offer, the Special Committee convened to consider the offer and determined, on or about August 13, 2003, that the offer "was not fair or in the best interests of" Dura's shareholders.

        65.   According to a Schedule 14B-9/A filed by Methode on August 14, 2003, the Board purportedly determined that Dura's revised offer was not a "superior proposal" within the meaning of the Lock-Up Agreement, and that Dura's revised offer was not fair or in the best interests of the Class B shareholders.

        66.   At the time the Board voted in favor of the Lock-Up Agreement with the McGinley Trusts, three of the directors elected by the Class B shareholders recused themselves due to a conflict of interest. Thus, less than 75% of the directors elected by the Class B shareholders considered the propriety of the Methode Tender Offer or the Dura tender offer. The directors who did vote on the Lock-Up Agreement overwhelmingly held Class A shares. Indeed, only one of the directors held any Class B shares at all.

        67.   The Board determined that Dura's offer of $25 million was insufficient to give control of the company to Dura, yet, through the Lock-Up Agreement, the Class B shareholders receive no control premium for granting Class A shareholders control of Methode. Through the Lock-Up Agreement, Class B shareholders will be cashed out at a price substantially less than the best offer available, all while control of Methode is transferred from the Class B shareholders to the Class A shareholders.

COUNT ONE
Breach of Duty of Care

        68.   Plaintiffs incorporate by reference the allegations contained in paragraphs 1 through 67 above, as if fully set forth at length herein.

        69.   As officers and directors of Methode, each defendant owed Methode's shareholders fiduciary duties of care, loyalty and good faith to discharge their responsibilities in the best interests of Methode's shareholders.

        70.   Defendants breached their fiduciary duties to Methode's Class B shareholders when they caused Methode to enter into the Merger Agreement and Lock-Up Agreement with the McGinley Stockholders, without fully informing themselves regarding the Dura offer.

        71.   First, as demonstrated by the Dura revised offer for the Class B shares and the intended dividend to the Class A shareholders, the Lock-Up Agreement prevents each class from achieving a higher return on their investment. Dura's tender offer price of $50.00 per share was 112.3% higher than the $23.55 per share price set forth in the Lock-Up Agreement, and the total special dividend proposed by Dura was over 15 times greater than the dividend that Methode agreed to pay in the Lock-Up Agreement. Defendants entered into the Merger Agreement without informing themselves of, or properly considering, the Dura offer (insofar as defendants failed inter alia to even talk with Dura) and, as a result, defendants failed to obtain the best transaction reasonably available for the Class B stockholders.

        72.   Second, when the Board entered into the preclusive Lock-Up Agreement, it did not reasonably perceive any threat to Methode or its shareholders, nor does the Dura offer pose any such threat. Instead, the Board and officers apparently perceived a threat to their incumbency and entered into the Lock-Up Agreement to entrench themselves in office.

        73.   Third, even assuming that defendants perceived Dura's offer as a threat to Methode or its shareholders, the Lock-Up Agreement was improper in that it is coercive, preclusive and not proportionate to any threat conceivably posed by the Dura offer. Indeed, there could be no justification for entering into the Lock-Up Agreement in a three-day period over the weekend, without any investigation of the Dura offer. The clear intent and effect of the Board's actions was simply to preclude the Class B shareholders from having any opportunity to consider Dura's offer.

        74.   Fourth, as detailed above, the Lock-Up Agreement and the Merger Agreement are interested transactions between Methode and its controlling stockholders that provide benefits to the McGinley Stockholders—in the form of the avoidance of threatened litigation, indemnification rights and immediate liquidity—not shared by the public holders of the Class B shares. Moreover, by virtue of their Class A stockholdings, a majority of the Board—including the Special Committee members—are interested in the Lock-Up Agreement and the Merger Agreement, which eliminate the controlling Class B common stock and transfer control of Methode to the Class A shareholders. Accordingly, the defendants will bear the burden to demonstrate the entire fairness of the transaction. The defendants cannot satisfy this burden in the face of Dura's higher offer.

        75.   Fifth, with regard to the "fairness" opinions set forth in Methode's public disclosures, Methode failed to disclose the analyses underlying the reasons that the Merger Agreement was "fair" to the Class A and Class B shareholders.

        76.   Finally, defendants breached their fiduciary duties when they determined that the Dura revised offer was not "superior" to transactions contemplated by the Merger Agreement and the Lock-Up Agreement, and when they failed to exercise the fiduciary-out provision in the Lock-Up Agreement.

        77.   As a result of defendants' breaches of their fiduciary duties, plaintiffs suffered, and are threatened with, irreparable harm.

        78.   Plaintiffs have no adequate remedy at law.

        WHEREFORE, Plaintiffs hereby respectfully request that the Court enter judgment in favor of the class and against defendants and grant the relief sought by plaintiffs set forth hereinbelow, in plaintiffs' prayer for relief.

COUNT TWO
(Declaratory Judgment)

        79.   Plaintiffs incorporate by reference the allegations contained in paragraphs 1 through 78 above, as if fully set forth at length herein.

        80.   The facts alleged in this Complaint evidence an actual, present, and existing dispute pertinent to the rights of the Plaintiff Class with respect to the validity of the Lock-Up Agreement, the propriety of defendants' purported determination that the Dura revised tender offer does not constitute a "superior proposal," and, the defendants' failure to exercise the fiduciary-out provision in the Lock-Up Agreement.

        81.   Moreover, the parties to this action have genuine and opposing interests, and the interests of the parties are both direct and substantial.

        82.   A class-wide judicial determination would be final and conclusive of these issues.

        83.   The Plaintiff Class is therefore entitled to a declaratory judgment as to the legality of the Lock-Up Agreement and the exercise of defendants' fiduciary duties.

        84.   Plaintiffs have no adequate remedy at law.

PRAYER FOR RELIEF

        WHEREFORE, plaintiff, on her own behalf and on behalf of the Class, requests that this Court enter judgment, order and decree the following relief:

        1.     Certifying the proposed Class, appointing Plaintiff Fein as the named representative of the Class, and appointing Plaintiff Fein's counsel as Class Counsel;

        2.     Declaring the Lock-Up Agreement between Methode and the McGinley Stockholders to be invalid;

        3.     Declaring that the individual defendants breached their fiduciary duties in entering into the Lock-Up Agreement and the Merger Agreement and invalidating such agreements;

        4.     Preliminarily and permanently enjoining Methode from consummating the proposed Merger or soliciting any proxies related to the proposed Merger;

        5.     Compelling Methode to disclose any and all analyses underlying the "fairness" opinions with respect to both Class A and Class B shareholders;

        6.     Awarding damages in an amount to be proven at trial;

        7.     Awarding plaintiffs' attorneys' fees and costs of suit as provided for by applicable law; and

        8.     Granting such other relief as it deems just and proper.

Dated:	Wilmington, DE September 30, 2003	COZEN O'CONNOR
/s/ Sean J. Bellew Sean J. Bellew (No. 4072) Chase Manhattan Center Suite 1400 1201 North Market Street Wilmington, DE 19801 (302) 295-2000
OF COUNSEL:
Kevin F. Berry, Esquire John. C. Barnoski, Esquire Cozen O'Connor 1900 Market Street Philadelphia, PA 19103 (215) 665-2000

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  Exhibit 99.1
IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE IN AND FOR NEW CASTLE COUNTY